Exhibit 99.g.1.c.

JPMorgan Chase Bank, N.A.

Securities Lending

THE UBS RELATIONSHIP FUNDS

APPROVED BORROWERS

Borrowers located in the U.S.	Approved Credit Limit ($)
ABN AMRO Inc.	100,000,000
Barclays Capital, Inc.	100,000,000
Bear Stearns & Co.	500,000,000
BNP Paribas Securities Corp.	100,000,000
CIBC World Markets Corp.	100,000,000
Citigroup Global Markets Inc.	300,000,000
Credit Suisse Securities (USA) LLC	100,000,000
Deutsche Bank Securities Inc.	500,000,000
Dresdner Kleinwort Securities	200,000,000
Goldman Sachs & Co.	800,000,000
ING Financial Markets LLC	100,000,000
J.P. Morgan Securities, Inc. **	100,000,000
JPMorgan Chase Bank **	100,000,000
Lehman Brothers, Inc.	800,000,000
Merrill Lynch, Pierce, Fenner & Smith Inc.	200,000,000
Morgan Stanley & Co., Inc.*	800,000,000
Morgan Stanley Securities Services, Inc.*	800,000,000
Nomura Securities International, Inc.	300,000,000
Paloma Securities LLC	100,000,000
Pershing LLC	100,000,000
Raymond James & Associates, Inc.	50,000,000
SG Americas Securities, LLC	100,000,000

*	Limit of $800,000,000 is to be shared between both entities
**	JPMorgan Chase Bank affiliate: Unapproved for ERISA lenders without DOL PT exemption 99-34

Last updated: November 1, 2006